EXHIBIT INDEX

1.16 Resolution of the Board of Directors of American Enterprise Life Insurance Company establishing 339 subaccounts.

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10.1 Consent of Independent Auditors for the Wells Fargo Advantage(SM) Choice Variable Annuity.